Exhibit 99.1

Company: PFSweb, Inc. (Nasdaq: PFSW)
Subject: Q2 2010 Earnings Call
Date: August 11, 2010
Operator: Good morning. My name is Wes and I will be your conference operator today. At this time, I would like to welcome everyone to the PFSweb Second Quarter 2010 Earnings Conference Call. [Operator Instructions]. Thank you. I would now like to turn the conference over to Mr. Garth Russell, with KCSA Strategic Communications. Please, go ahead, sir.
Garth Russell, Managing Partner, KCSA Strategic Communications
Thank you, Wes. Before turning the call over to management, I would like to make the following remarks concerning forward-looking statements.
All statements in this conference call, other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions, typically are used to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business, financial condition and operating results, which include but are not limited to the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the SEC, to which your attention is directed.
Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.
During this call, we may also present certain non-GAAP financial measures such as EBITDA, adjusted EBITDA, non-GAAP net income, free cash flow, merchandise sales and certain ratios that use these measures. In our press release, the financial tables issued today which is located on our website at pfsweb.com you’ll find our definitions of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures, and a discussion about, about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of the investors and should be considered in addition to, and not instead of GAAP measures. At this time, it’s now my pleasure to turn the call over to Mark Layton, Chairman and CEO of PFSweb. Mark, the floor is yours.
Mark C. Layton, Chairman and Chief Executive Officer
Great. Thanks, Garth. Good morning, everyone. I would like to welcome you as well to our Second Quarter 2010 Conference Call. Today, as usual with me Tom Madden, our Chief Financial Officer and Mike Willoughby, President of our Service business.
This morning’s call subject is related to financial results and background information related to the quarter ended June 30, 2010. As noted, Tom, Mike and I will be available for questions after the call.
As you turn to the results we issued this morning, the second quarter of 2010 was a very solid period for us in terms of our Services business. During the quarter, we continued to build momentum at all three points of our client cycle, including the enhancing of existing client relationships, the launching of new clients and the signing of new client arrangement that will now move into our implementation cycle.
As a result, as you’ll see from the results we put out this morning, Service Fee revenue was up 34%, as we compare to the previous year. This increase in Service Fee revenue helped to offset a decline in product revenue from our other business segments in the eCOST and Supplies Distributors during the quarter.
This resulted in a slight overall increase in total consolidated revenue. However I would be quick to point out, as I think most of you understand our Service Fee business generates a much higher gross margin than our product revenue units and thus the impact of the strong growth and revenue in our Services business, along with a reduction in overall SG&A costs resulted in a significant improvement in our adjusted EBITDA to $1.7 million this quarter as compared to, or a $1.7 million improvement, as compared to the prior year.
The success of the Service business as Michael covered a little bit, is mostly driven by our End2End solution. This continues to be well-received by existing and potential clients. As a result of this solution, we’ve been able to address the needs of a bigger slice of the eCommerce market just as the entire industry is seeing an influx of activity and growth.
This industry growth is driven by a greater number of companies, including manufacturers, retailers and service providers, looking to start or expand their direct to consumer eCommerce presence, in order to grow their own businesses and effectively — and to effectively interact with their customers. Industry segments where we continue to see a lot of interest include fashion, apparel, beauty and fragrance and of course the consumer packaged goods segment. We’re not only seeing these trends in North America, but since launching our End2End solution, we’ve also seen increased activity through our presence in the European market as well.
One of the most exciting program launches we’ve had for the End2End eCommerce solution was the Procter & Gamble eStore or the P&G eStore. This solution is based on a unique relationship we developed with Procter & Gamble. While the eStore will exclusively sell P&G products, we have the ultimate responsibility for pricing, promotion and merchandising of the products on the site. And as such, we have significant influence over the site’s operational and financial success. In short, we’re a real partner with skin in the game, with Procter & Gamble.
Product revenue in the resulting gross profit dollars will show in our eCOST segment as activity begins to ramp upward from this activity. The reason eStore has received so much attention among the eCommerce industry and the media in general, is because it represents a major CPG or consumer products packaging company, moving forward with an eCommerce site of this scale, leading the way for other CPG companies to follow. We’re all really excited about the progress that we’ve made in this trend setting initiative and now that the site is live, consumers around the country can enjoy the P&G eStore experience and make the eStore their new destination for everyday products across the many well-known Procter & Gamble brands.
Now, before I turn the call over to Mike, just let me touch on the eCOST business of a minute and I’ll give you some more detail a little farther in the call. During the quarter, we did begin to experience e-mail deliverability issues in terms of our — some difficulty in delivering e-mail to our customer’s desktops, through many of the e-mail service providers like Yahoo, Google, Hotmail. The ISPs over this last quarter implemented changes as they always do, but there were a number of different changes this quarter, to their e-mailing filtering algorithms.
While we continuously work closely with these major firms to understand and address the ever evolving e-mail filtering techniques, these more recent changes have the impact of placing a larger number of our marketing and promotional e-mails into our customer’s bulk or spam folders. Because we rely primarily and majoritively on e-mail marketing for eCOST, and the resulting viral impact of those e-mails to generate a large portion of our daily visitor traffic, the lack of the effectiveness of the e-mails resulted in a decline in revenue this quarter. We’ve already implemented various changes to our e-mail marketing approach and frequency and are also implementing additional online and offline marketing tools, that I’ll talk about a little bit more in a few minutes, that we believe collectively can be both efficient and cost-effective to increase visitor traffic to the eCOST.com storefront.

So, with this information as a background, Services business going strong, a little bit of a downturn on the eCOST side, I’ll let Mike now take the call here a little bit and give you some details in terms of the exciting progress we’re having in our Services business. Mike?
Michael Willoughby, Senior Partner — President, PFSweb Services
Thanks, Mark and good morning, everyone. Before I begin with my prepared comments, I’d like to remind you again that when I refer to our Services business segment, I’m including both Supplies Distributors and our PFS Service Fees business. Both of these businesses have essentially the same operating model, although they have a different financial model.
As Mark just discussed, there has continued to be a lot of excitement surrounding the Services business, particularly with our End2End eCommerce solution. At this point, we have more than 10 active End2End solutions in place for our clients. This includes the P&G eStore, Carter’s and OshKosh, Roots of Canada, Luxottica’s Sunglass Hut and Havaianas in Europe. During the past several months, we have ramped up two of the higher profile End2End solutions to-date. This includes the Carter’s and OshKosh co-branded site and the P&G eStore that Mark just mentioned. These two programs offer a lot of potential for growth as they mature and gain greater awareness among their respective customers that they have.
First, I’d like to spend a few minutes commenting on the Carter’s and OshKosh co-branded site. As indicated on Carter’s first quarter conference call, the new sites exceeded their management team’s sales expectations in the first month of operation. The sites continue to perform very well, and we anticipate continued sales growth with the program through the upcoming holiday season as we work with Carter’s to extend the brand’s reach through various interactive marking programs that we operate for Carter’s, through our interactive Marketing Services business division.
In their most recent quarterly conference call, Carter’s management revealed that the co-branding strategy behind these two sites is yielding excellent results. These two distinct websites for Carter’s and OshKosh leverage a common shopping cart and an underlying eCommerce technology that allows us to create a unique eCommerce experience for each brand, while at the same time, we can provide for cross-merchandising and cross-promotion activities between the two sites.
We found it very interesting that according to Carter’s management, the synergy between the two brand sites and the functionality of this common shopping cart has resulted in 25% of the orders that are taken through the shopping cart containing both Carter’s and OshKosh products. That indicates that the consumer had successfully shopped both sites with one resulting transaction and one consolidated shipment. This is a very encouraging statistic.
Furthermore, Carter’s indicated on their call that the value of these co-branded orders is 50% higher than single branded orders flowing through the same site. So a lot of value being gained through this co-branding strategy. This strategy is unique among our current End2End clients as well as among all of Demandware’s clients. And we believe that this clearly illustrates the creative solutions that our talented staff is able to deploy using this End2End eCommerce platform that we’ve developed. We join the Carter’s team in being very excited about the opportunities for growth with this initiative, and we’re also very excited about the opportunities to leverage this co-branding strategy with other current and future PFSweb End2End eCommerce clients.
Now with regard to the P&G partnership, as Mark just mentioned, the P&G eStore is a very exciting new initiative for us. And now that the site is up and running, we are looking at some very interesting and exciting results. And though the P&G eStore is looking to gather market and consumer data to help improve their marketing and their products, packaging design and to ultimately share with their other channel partners to help them improve their approach to customers online, the site is live for anyone to shop. And we’re still testing several new features to improve the shopping experience for consumers. We will be instituting these new features over the next several months, and Mark will get into some details on the operational status of the P&G eStore in his comments.
But let me say from an eCommerce services perspective that we continue to be very excited about the potential growth and the technical innovation and the CPG market segment pioneering that is associated with our deployment and operation of the P&G eStore. We also anticipate additional opportunities may be created for this partnership with geographic expansion of the P&G eStore as well as program expansion to include additional P&G brands that are not currently included in the P&G eStore.
We also believe that the announcement of this partnership and the successful launch of the eStore, is directly responsible for some of the most exciting activity in our U.S. new business pipeline in that it has helped us promote our End2End eCommerce services, particularly to this CPG market. We are looking forward to increased potential for additional growth in our Services business as we take advantage of our eCommerce services leadership position in this huge CPG market segment. This is a market segment that largely remains unserved by manufacturer direct eCommerce sites today. So we feel like this leadership position that we have will give us great opportunity as we look forward to grow up in our new business pipeline.
Now, moving to some of our most recent announcements that you may have noticed. We recently announced a new End2End eCommerce solution for Havaianas, which is an iconic Brazilian brand of flip-flop. We’re supporting their efforts in Europe. We’re supporting this new solution, which was just launched in June from our operation in Belgium. The eCommerce solution includes site hosting, platform integration, logistics, fulfillment, returns management, as well as high-touch customer contact services in seven different languages. We also announced another European agreement with Baby Boum, through which we will operate the logistics and distribution solutions supporting their business-to-business channel. The solution which was launched in January 2010 includes fully integrated warehousing, order fulfillment, distribution and transportation management throughout Europe to the retail channel.
We are very happy to announce these two European agreements, as this is a market where we see a lot of potential for new client agreements from both companies that are based in Europe and those that are also based outside Europe. These international brands will benefit not only from our experience in eCommerce, but also from our knowledge and experience working through the real world complexities of doing eCommerce in the distinct national markets within the European Union.
Now, regarding some of the programs where we haven’t disclosed yet the client name or those clients where we’ve agreed not to disclose their name. We are continuing to successfully operate and innovate a highly customized business-to-business eCommerce solution, along with customer care, and B2B financial services for a single division of a large Fortune 100 company, which sells consumer products to small businesses. We’re also in the process of launching a new End2End eCommerce solution for a leading board sports brand. We’ve talked about this over the past few conference calls and we’re very excited to be taking this Apparel and Accessories business online for the first time. We plan on announcing the agreement formally once the site is officially launched, which is expected to occur in the next few weeks.
Next, we’re preparing to launch End2End eCommerce solutions for multiple brands under a master agreement with a leading fragrance and beauty company. Each custom-branded eCommerce site will feature the Demandware eCommerce platform, our logistics and fulfillment capabilities, high-touch customer care, financial services, as well as various interactive marketing services. We expect to announce the launch of each brand solution as they occur and as permitted by our partner. The first couple of solutions are on track to launch this fall. The impact of these agreements will start to be seen in the fourth quarter of this year, yet will still be in the early stage of ramping up.

As I’ve indicated in the past, we will formally announce specific new agreements by name, as permitted by our new clients. However, you should remember that our clients are often hesitant to disclose their decision to outsource major portions of their operations and we’re sensitive to their wishes, as we backed up our commitment to be the brand behind the world’s leading brands.
Also we’ve spent a lot of time talking about our excitement about the End2End eCommerce solution and its momentum in the marketplace. However it’s important to remember that while this solution represents an exciting, growing part of our business, it’s just one component of our overall Services business which in total supports more than 35 brands. Our Complete Services business when combined with our eCOST.com business generates the large volumes and creates the economies of scale. That is a major selling point to our many potential clients. Now, looking towards the future, the current value of our new business pipeline is estimated to be more than 40 million in potential new client projected annual contract value, which is after we successfully closed on several new business agreements, over the last quarter.
So, to summarize this is an exciting time for the Services business. We have a number of new client agreements in the process of being launched and ramped up, over the next few months. In addition, we have a very healthy new business pipeline of companies in the fashion, apparel and accessories and beauty and fragrance and CPG goods segment. And while, we still have a lot of work to do in order to get many of these new client programs fully up and running, we believe we’re well-positioned to effectively move forward and continue to grow this Services business.
Now, for some highlights from eCOST.com, I’m going to turn the floor back over to Mark.
Mark C. Layton, Chairman and Chief Executive Officer
Okay. thanks, Mike. As I discussed earlier, revenues for eCOST this quarter were down on a year-over-year basis, as we faced certain unforeseen challenges in our sales and marketing strategy which mostly were based around the e-mail campaigns that I talked about previously. A key point to keep in mind with eCOST is that, with the changes that we’ve made to the business over the last few years, we’ve put a lot of flexibility into the business model itself and it’s allowed us to flex in and out as volumes have changed in the business and to be certain that we can kind of manage these fluctuations and sales.
As a result of the flexibility, when you look at the adjusted EBITDA for the second quarter; it was basically flat year-over-year. Net loss was higher in the second quarter compared to the second quarter of 2009, but this is primarily attributable to about $300,000 of expenses related to a large vendor pricing dispute that we settled. And then, certain legal fees related to an ongoing investigation by the U.S. Attorney’s Office into the actions of a single eCOST employee, that’s still ongoing.
We’re obviously working to overcome these e-mail deliverability challenges and then resume sales growth. And we’re doing this by both modifying our current e-mail practices and by utilizing a broader mix of marketing tools. The actions that we undertook since these issues arose include, first, working closely with each of the major ISPs to educate them on our need to frequently communicate with our customers, given the daily deal nature of our business and to educate them that the consumers may only make one or two consumer electronics or technology purchases each year. And what we believe is, is that the characteristics of the way we market combined with the products that we have, might have led their adjusted automated filtering programs to conclude that the relevance of our e-mail is low to their e-mail recipients, when in fact it’s simply the nature of the products being offered.
We have some confidence in our early discussions with these guys that they’re beginning to understand the quandary that they put us with, and we hope that we’ll see some changes to some of the filtering technologies, that will allow our e-mails to flow more freely over the next couple of months.

While that’s going on, we’ve also increased our offline marketing activities once again with an eye towards reaching customers through this channel. So, this would be things like postcards and catalogs and flyers and things that, frankly we diminished in order to control advertising expense overall. But given the challenges that we have, we need to increase these activities to insure that we can reach our customers on a regular basis.
Third, we’ve also selectively increased our other paid online advertising activity to help offset the impact that I’ve described above. And it’s pretty clear to me that the result of the service providers, Internet service provider’s actions, whether they intended it or not, is to force or drive more online marketing activity through their paid channels — paid search, banner ads and other cost-per-click programs, because that the filtering technologies they’ve put in place have reduced the effectiveness of much less expensive e-mail marketing, not only for eCOST but for everybody out there. Now, it’s an interesting dynamic, but when you have a market dominated by a very few Internet service providers, we’re basically a passenger in the ship here and are going to have to make adjustments for our business model.
It’s important, I think for everybody to understand that eCOST, as Mike was talking about earlier, still offers tremendous value to our Services business, just in addition to its own retail activities. Specifically over the last year, it’s helped us to develop a new offering within our Services business that we now call eStore Retail Services division, now we operate that division within eCOST.com, but the capabilities of distribution are being offered as a conduit through our Services business. This new business division provides a wide breadth of interactive marketing services, including interactive marketing, product procurement, content merchandising, customer acquisition methodologies and other Web retail services, which augment our Service business capabilities.
Certain clients have already started to use this offering, that includes the Procter & Gamble eStore. We’ve seen a number of client’s potentials who are more familiar and see quicker and less costly implementation avenues using the buy/sell inventory model that our eStore Retail Services division offers. The eStore model allows our clients to maintain a direct consumer presence, control the look and feel of the site, the product offering on the site and all the creative aspects of the site, but have the site operate with its business like a traditional retailer, who buys and then resells the products.
The beauty of the model is that it can be quicker and cheaper to implement for our client, because it generally requires less IT, legal and other systems integration work, when compared to the traditional Service Fee business warehouse inventory model. As this division continues to grow, you will see growing product revenue and the resulting gross profit component included in our eCOST.com segment reporting.
As Mike mentioned a few minutes ago, we’re clearly very excited to have officially launched the P&G eStore, you can find that at www.pgestore.com. We launched this officially this past quarter. The P&G eStore is a partnership between Procter & Gamble and PFSweb to provide a rich eCommerce offering of the full range of Procter & Gamble products direct to consumers. The site opened to the public officially on May 27 of this year. To date, volumes have been very modest primarily because marketing spend has been intentionally limited as we, along with our partner, Procter & Gamble, take the time to fully ensure the store features and functionalities are operating correctly, and we work to educate and expose the P&G eStore site and its capabilities to the large group of Procter & Gamble brand managers throughout a very large company at Procter & Gamble.
P&G is taking a very methodical and calculated approach to the store, given that its primary design is as an innovation and learning laboratory for P&G. We’re carefully looking at ways working with various P&G brand managers to merge and collaborate marketing efforts with each P&G brand in order to properly maximize the use of the Procter & Gamble customer information assets, which are tremendous themselves.

As an example of the efforts that we’ve taken over the last couple of weeks, if you would spend any time on any of the individual brand sites, you would see that there’s been some very significant improvements on the where to buy links and the information on each of those individual brand sites. So that’d be, for example, if you went to Old Spice or Oil of Olay’s brand sites, and those sites operate outside the scope of our P&G relationship and were sites that were already present before, but there’s been a lot of work done on those where to buy links that are now functioning properly.
Many improvements were made to enhance product information and presentation. We ensured that the presentation of the buy now link was easy to find and functioning correctly and that the length of the P&G eStore store was highly relevant to the origin product from the brand site itself. As a result, the where to buy links are now one of our largest visitor volume reference sites to the P&G eStore.
We believe that the P&G eStore will follow a kind of crawl, walk, run pattern, and as such our near-term expectations for volume need to be tempered, however, as I look at the potential for the CPG category as an eCommerce category overall and see that less than 1% of this multi-billion dollar CPG industry is currently conducted electronically and then, I take in contrast back to the evolution over the past decade of many other major product categories, and as Mike mentioned, you can see the huge potential for a new market for eCommerce transactions that really is just at the birth of its transformation right now.
We’ve seen a significant increase in CPG companies interested in exploring a new direct-to-consumer site. We also see this as further evidence of a significant inflection point in the CP industry evolution. We see many of the same trends and opportunities also occurring in the fashion and cosmetics industry. While I’m certainly excited and encouraged by all of these activities in the eCOST.com segment, particularly those that relate to the Enhancement Store Services business, I do remain disappointed in the financial results of the division overall this quarter.
There is no doubt we’ve learned and continue to learn a lot from the eCOST business, but the cost has been high. The low gross margin characteristics of that traditional eCOST.com product range leave little room to absorb challenges like we experienced this quarter as they arise, and for us to still continue on a positive financial trend. While I was quite encouraged by the improved financial results over the past year in the eCOST segment, the flat result year on year this quarter on an adjusted basis has led us to carefully review again each of the business operations areas and to make appropriate adjustments in the business model.
I remain hopeful that with the significant changes we made in the eCOST business over the last month or so, that Q3 will show a return to an improving financial trend as we then approach a historically strong holiday quarter. And we’ll keep you informed as those activities continue to go on.
Now, for some details on the actual financials for the quarter, let me turn the call over to Tom.
Thomas J. Madden, Senior Partner — Chief Financial Officer and Chief Accounting
Thank you, Mark, and good morning to everyone. If you recall, our earnings conference calls over the past year, we have noted numerous times that our prior year June 2009 quarterly results were expected to reflect our trough quarter for the Service Fee business segment. This is because we had not yet seen the benefit of various new client wins at the time but have the negative impact of the non-renewal of our previously largest Service Fee client arrangement with a U.S. Government agency, which ended in April 2009.
We are now one year removed from this event, and as new clients have come on aboard during 2009 and into 2010, along with some expansion of our existing contracts through organic growth and product activity, our financial results for our Service Fee business reflect significant growth from that 2009 second quarter level.

We continue to take a number of positive steps toward improving our short-term and long-term financial results. While growth in our Service Fee business is a key component, we have also taken steps to reduce our overall consolidated SG&A costs, which reflect a decrease on a year-over-year basis during the quarter. As Mark alluded to earlier, this combination of strong growth in our higher gross margin Service Fee business, combined with the impact of reduced SG&A costs, resulted in an improvement in our consolidated adjusted EBITDA for the June 2010 quarter of 1.7 million as compared to the prior year second quarter.
Let me spend a few minutes taking you through a recap of the results for the quarter as reported in our press release from this morning. Our consolidated revenue for the quarter ended June 30, 2010 increased slightly to 82.5 million, compared to 82.3 million for the quarter ended June 30, 2009. Increases in Service Fee revenue and pass-through revenues were almost entirely offset by decreases in product revenue for both our Supplies Distributors and eCOST business segments during the quarter.
Gross profit for the second quarter of 2010 was 9.0 million or 11.8% of net revenues excluding pass-through revenues as compared to 8.2 million or 10.5% of net revenue excluding pass-through revenue in the second quarter of 2009. As mentioned earlier, the gross margin increase was primarily due to the higher percentage of revenue generated from our Service Fee business compared to the second quarter of 2009. We utilized adjusted EBITDA as a key metric in evaluating our operational performance. In the second quarter, our adjusted — consolidated adjusted EBITDA was a positive 1.0 million, versus a loss of 0.7 million in the prior year. For the second quarter, net loss was 1.5 million or $0.14 per basic and diluted share compared to a net loss of approximately 2.5 million or $0.25 per basic and diluted share for the same period last year.
Let me share some additional comments on the performance of our select business segments for the quarter as well. First, Service Fee revenue increased as we talked about, 34% to 16.6 million as compared to 12.4 million in the prior year. Strong activity here related to new clients, organic growth at existing clients and incremental project work. Our increased gross profit in this business combined with relatively stable costs resulted in a significant improvement of 1.9 million in adjusted EBITDA for the segment as compared to the prior year.
As we look ahead into the third quarter, we currently expect our third quarter Service Fee revenue will continue to reflect strong increases on a year-over-year basis. However, the percentage increase is expected to be somewhat less than June quarter due to the impact of the previously disclosed non-renewal of one of Service Fee business-to-business client relationships.
For our Supplies Distributors business segment, revenue was 43.5 million in the second quarter of 2010, as compared to 45.3 million for the prior year. This decrease was primarily due to the impact of the euro — currency conversion rate. Our adjusted EBITDA results for this business was relatively constant as compared to the prior year and we continue to believe that this business will remain relatively stable in terms of product revenue in the near-term. And for eCOST.com revenue in the second quarter of 2010 was 16.2 million, compared to 20.3 million last year. As Mark indicated, most of this decrease related to the reduction in sales to our business-to-consumer customer segment. Our adjusted EBITDA for this business remains relatively constant as compared to the prior year, but was down as we compare the results on a sequential basis to the March 2010 quarter.
From a balance sheet perspective during the quarter, we strengthened our balance sheet by raising approximately $7.3 million of net proceeds through a public offering completed in May of 2.3 million shares of our common stock. This capital provides us increased flexibility to manage our businesses and plan to grow. This offering as well as the benefit of certain other positive cash flow items resulted in an increase to our cash and equivalents and restricted cash balance to $20.8 million as of June 30, as compared to 16.4 million as of March 31, 2010, as well as created a reduction in our debt balance of 18.6 million as compared to 21.8 million as of March 31, 2010.

Now, I’d like to turn the call back over to Mark for some closing comments.
Mark C. Layton, Chairman and Chief Executive Officer
Okay. Thanks, Tom.
So, anyways in summary folks, as you can see, Services business, great strong momentum in terms of things that are going on there and our expectation is that’s going to continue to move forward.
eCOST business is clearly, some challenges that are there, but we’ve got some activity in there particularly with our eStore Retail Services division, where we see opportunities for growth going forward and we’ve implemented changes that we think will help that business improve this quarter, and our Supplies Distributors segment is basically flat, but continues to contribute nicely to us on an overall basis.
Financially strong, we’ve got the capital we need to continue to expand and we’re real excited about our opportunities given the new business pipeline that Mike described earlier.
So, with that as a backdrop in summary, we’re done with our prepared comments and we’ll now open the call for questions. Operator?

QUESTION AND ANSWER SECTION
Operator: [Operator Instructions]. And your first question comes from Mark Argento of Craig-Hallum Capital.
<Q — Mark Argento>: Hi. Good morning, guys.
<A — Mark Layton>: Good morning, Mark.
<Q — Mark Argento>: Nice quarter. Just some thoughts around — I know you talked a little bit about the pipeline value, roughly $40 million on the services side. Can you just talk about how that’s trending? I think that might be up from last time you disclosed the number. And maybe talk a little bit about the types of companies you’re — that are looking at potentially signing up for services and potentially the scope of those customers as well?
<A — Michael Willoughby>: Sure. I think that in the last conference call we mentioned a number of over 30 and so, this is a pretty good increase in the value of our pipeline from the last conference call, which was very exciting for us. The mix, if you look at clients that are in the pipeline, I think is fairly consistent, quarter-on-quarter. There are a number of the CPG type opportunities, which once again we’re excited about and we also think as — directly points to the announcement of the P&G relationship is generating that interest.
We see — continue to see quite a lot of fashion, apparel and accessory opportunities here in the U.S., brands that are representing those. And then, something that actually has grown a little bit over the past quarter in value, in the pipeline is fragrance and beauty, seem to be in a cycle where between re-platforming efforts that are going on out there from first or second-generation sites to more modern sites as well as brands that have not yet gone online directly seem to be entering the marketplace and looking for solutions, so that’s a bit of a growing segment in the pipeline.
And then finally, I would say that over the past six months and certainly three months, we’ve seen an increase in the interest of companies that have a global perspective on eCommerce and that are interested in our services, because we have a global offering and we are able to take them online, not only here in North America, but also in Europe. And I believe that we have the ability to extend our solution effectively into even the Asia Pacific area. And so, as we deal with customers that are looking at a global solution, once again we’re down to just a very few competitors, primarily us and our direct competitor in the market, able to offer that global solution. So that’s, maybe the couple of drivers behind the pipeline growth.
<Q — Mark Argento>: That’s helpful. And can you talk a little bit about the different economic models that you’re utilizing in the — on the services side? I know some are pure services-based, some have a buy/sell component to it. Do you expect to do, it’s kind of — a little of each or do you see predominately moving in one or the other directions?
<A — Mark Layton>: Well, it depends on the channel. I think what we’re seeing — this is Mark. We have, in terms of clients in the pipeline today, I would say still the larger majority of the numbers of clients in the pipeline are pure Service Fee relationship deals, where our targeted gross margins are in the 25 to 30% range with those particular clients, depending on deal size and scope of activities that we’re performing. But we have seen certain channels where they just, as I mentioned in my prepared comments, they’ve just got a lot more comfort with the idea of a buy/sell relationship.
Some of these companies have never developed capabilities to handle things like consignment inventory. So, as they begin to address business controls and software capabilities, it’s basically a void in their capabilities as it is for now. So if they head down a consignment inventory route, what they end up with is cost and lead time that delays their ability to be able to launch the site.

So, the buy/sell arrangements that we have come up with allow us to be able to structure deals where we not only gain the kind of inventory risk aversion that we’re after with that, but also offer the client the ability to kind of control the site as if it was their own. And it’s a flexibility in our technology platform and in the way our contracts are structured and in the negotiation of the deal in there that allows us to do those.
So, in those situations because we buy and resell the inventory, we have to recognize product revenue. I would say that gross profit ranges and that will be from 15% to 25%, typically for us to earn the return that we’re after in those particular deals that are there. Inventory financing is always a question with that and typically we force the client to provide some sort of ability to finance the inventory, whether that’s through terms or a floor planning arrangement or something along that line. But the majority of the inventory has to be financed somehow by the client in order for us to go through those deals. And we’ve been successful in negotiating those things.
So, those are the two primary ways that we’re seeing our Services business grow. There are some other techniques out there that have been proposed along the way, but we don’t have any of those in house right now. So, as you collect those in the financial statements you’ll see Services business growth as we saw this quarter and typically in the 25 to 30 point gross margin range. And then, under the eCOST segment our plan right now is for the product revenue that we gain through the buy/sell arrangements that will show up in the eCOST.com segment. We’re accounting for that separately internally, but it rolls into the same subsidiary in there. And again, 15 to 25 point targeted growth margins in that. Long answer, but it’s kind of a — it’s a pretty comprehensive offering in terms of the things we’re doing there.
<Q — Mark Argento>: Sure. Two quick questions, then I’ll hop back in the queue. In terms of the overall competitive environment right now, are customers and potential customers, are they shopping price, are they shopping flexibility? What are some of the kinds of the key characteristics that potential customers are looking for? And then, I’ll just throw my second one out here as well. In terms of the RFP activity, do you feel like you have the right people in place enough — the employee base to be able to service what looks to be a pretty fast-growing segment on the services side?
<A — Michael Willoughby>: I think that, responding to the first question. I think what prospective clients are looking for is a bit, all over the board as it always has been. We still primarily see from a competitive perspective the internal solution as our most frequent competitor. So a client who’s evaluating either leaving a portion or all of their eCommerce solution in-house or outsourcing it or whether or not if they’re with another outsource provider whether they want to bring that in-house or continue to leave it with an outsource provider. And so, in that — from that perspective, the quality versus price, one alternative or the other is something that we feel is always considered. I would say that our biggest differentiator when price is a consideration is the flexibility that we can provide along with the economies of scale that the business generates to provide for either a highly competitive price solution to an internal solution or even rather maybe a pricing advantage if you really look at from an all-in perspective.
One of the things that we find with clients is when they start to really look at the staffing requirements around an eCommerce solution, where they would have to put a full-time equivalent against a certain activity, it really doesn’t require a full-time head and we’re able to have a partial person assigned to that task, we start to generate pretty significant savings for the clients just in the staffing levels and there are all sorts of other cost saving opportunities as well. So, I think that primarily we do well when clients are looking for flexibility, feature set, and for global capabilities. And then, unless they’re just extremely price conscious and they’re — have their own economies of scale they’re generating internally, rarely do we lose on price.
When you start to look at the business, the pipeline size and the activities that we’re looking at obviously, we’re very excited about all of the opportunity that’s embedded in the pipeline, but we do have to keep in mind what kind of bandwidth we have to service those deals should they close.

And so, I think we’re always looking out three to six months ahead. We have the ability within our organization to make adjustments by moving people around. We’ve done a lot of cross training within the organization. So, project managers can flow into and out of our implementation area. We have the ability to augment our IT staff with contract labor when necessary. So, it’s quite a bit of an expansion capability even within the organization. And then looking out even further, as we kind of develop our one to three year plans, we’ll obviously continue to look at our staffing levels and make those adjustments. But in the near term, I’m comfortable that we have the staff and the organizational capacity to handle the pipeline that we have now.
<A — Mark Layton>: And staffing is growing right now, there’s no doubt about it. I mean we’ve got — we’re doing I don’t know how many implementations actively right now, it’s a pretty big number of things that are coming on board here the last half of the year. So, staffing is growing. We’re effectively using our Manila operations, which allows us some cost advantages with things. We’ve done a real nice job, our folks here have, of being able to train a group of people who have experience in the Demandware platform in Manila, which was a unique skill set that we’ve developed over there and so we’ve got some cost advantages that allow us to be able to hire staff in those market places as well. So, but we’re expanding and as Mike said, it’s got to be in a controlled fashion, you can’t just run out and hire 50 people and expect them to be effective. But we kind of slowly introduced new people into the process while we used the kind of flexibility and cross-training capabilities that Mike talked about.
<Q — Mark Argento>: Okay. Thanks a lot, guys. I appreciate it.
Operator: Your next question comes from Alex Silverman of Special Situations Fund.
<Q — Alex Silverman>: Hey, guys. How are you?
<A — Thomas Madden>: Good, Alex. How are you?
<Q — Alex Silverman>: Good. Mark Argento answered — or asked a number of my questions, but can you give us some sense of how much was taken out of the pipeline in this most recent quarter?
<A — Thomas Madden>: Well, let me think.
<A — Mark Layton>: While they work that out, you got the next question?
<Q — Alex Silverman>: Sure. My next question is, in terms of the e-mail issues within eCOST, how much of what’s being stopped is prospecting and how much of it is to existing customers?
<A — Mark Layton>: We only e-mail to our existing clients. So all of it is to an existing customer base. We’ve got an e-mail database that’s over a million names, not all of those are opted in but let’s say 70% of those roughly are in an opted in e-mail database for us, that’s out there. And so, we only rely on seeding our people who had bought from us or had specifically signed up for e-mail. The impact that really happens though is that our biggest visitor traffic deal on a daily basis, and still about 50% of our revenue on a daily basis at eCOST are from new customers. Those new customers are typically someone who has referred an eCOST e-mail through them, what we call the viral impact if you will.
<Q — Alex Silverman>: Sure.
<A — Mark Layton>: So, we get an exponential disadvantage when our customer doesn’t get the e-mail because he may have passed it on to one or two other people. So like hey, Alex, I heard you’re looking for a flat-screen TV, here’s a great price on one and now you’re a new customer for eCOST. So, it’s really a hindrance for us in terms of prospecting in that way, but we only e-mail to our existing clients.

<Q — Alex Silverman>: Do you know whether everything is being stopped or just the promotions?
<A — Mark Layton>: Well, we have not had any reports of transactional e-mail is being stopped. So, e-mails that confirm orders or shipment confirmations, things like that are flowing. Those do come from a different IP address, so — but those are not being stopped. It’s basically all of our promotional e-mails that are being impacted and it’s not everyone. I mean, we’ve still got a good flow to corporate going on. The big issue really is with Google, Gmail, Yahoo!, Hotmail are the two major areas right now that we have seen changes in their algorithms that have impacted our ability to deliver.
<Q — Alex Silverman>: Okay. I mean, the reason I asked that question is, I’ve received e-mails in the past from e-tailers who have said, you’re not receiving our promotions. Please go into your spam box and mark our e-mails as Not Spam.
<A — Mark Layton>: That’s correct. And we’re undertaking similar techniques and we’re not a spammer. I mean, there is — the word spam is used loosely to describe maybe e-mails that people don’t want, but frankly what I see right now is the actions being taken by these major ISPs is really akin to your mailman standing in front of your mailbox going through your mail and saying, “Well, you don’t want this. You don’t want this, and you don’t want this” and throwing it in the garbage before he puts the rest of it in your box.
Most of these people have subscribed to our e-mails in one fashion or another or everybody has. I mean, they’ve had to have opted into our programs in order to receive e-mails. So they’ve made a conscious decision at one point in time to be able to receive our e-mail, and yet an ISP is stepping in the middle of it and saying, “Well, no. They don’t really want that.”
So, there’s a lot more to be learned on this and it’s an ever-evolving space. I can’t say that the changes that were made recently impacted everybody. I’ve got to believe that others are experiencing issues that are there. The biggest challenge for us is, is that we had evolved to where probably more than 90% of our marketing activity was e-mail-based and so, the impact on us was significant in terms of our marketing activity now that we have, because we just got limited to being able to deliver the message. So, thus we’ve opened up these other channels again.
<Q — Alex Silverman>: Makes sense. In terms — sorry, just to switch back to the pipeline. Can you give us a sense — a rough number, how much of what’s in the pipeline are folks that are new to the web and really new to e-tailing and how much of it is going after a competitive win?
<A — Mike Willoughby>: Well, I don’t have an exact percentage, but my feel is that a good percentage may be 25% or so of the pipeline is made up folks that do not currently have their own direct-to-consumer initiative. And I think that, you can safely put most of the CPG opportunity in that category. And so, while those are some very large companies they may not be large annual estimated revenue portion of the pipeline because it was starting from zero, the first full year run rate’s going to be much less than their total potential. So, I’ll throw a 25% number out there just as a rough estimate of that and answer that...
<Q — Alex Silverman>: Okay. I asked the question because, I mean — it’s pretty well known that one of your — well, your largest competitor has some pretty major client renewals coming up in the next year.
<A — Mike Willoughby>: They do, including some of their sort of long-term, tenured core category sporting goods type clients. We do see them in a lot of deals that we’re working on whether it’s a competitive situation or somebody who is doing eCommerce for the first time. And we’re very happy with the win rate that we’ve got to this point and we think we still are very positive and optimistic looking forward with the differentiation we have versus them. So, not a concern. And then I guess that first question they asked, Alex, about the — what came out of the pipeline over the past quarter? Which I assume you mean due to signings?
<Q — Alex Silverman>: Correct.
<A — Mike Willoughby>: That number is going to be in the 1 million to 2 million range.
<Q — Alex Silverman>: Okay.
<A — Mike Willoughby>: Just off the top of our heads, we kind of looked at what we’re dealing with there. That would not include churn that comes from other areas such as opportunities that come into and out the pipeline. And there’s a fair amount of churn which indicates a lot of activity. And that’s a positive thing for us as we pretty aggressively take a look at opportunities, qualify them in or out and move on.
<Q — Alex Silverman>: Okay.
<A — Mike Willoughby>: So, an end result of the 30 to — going to 40. I think is extremely positive given all the activity we have within our pipeline.
<Q — Alex Silverman>: And I agree, extremely positive.
<A — Thomas Madden>: And we’ve made some good progress with some of these pipeline contacts in moving them from kind of a proposal to a next stage of working closely with them being potentially close the deal.
<Q — Alex Silverman>: Okay. Last question from me. Did you guys end up — I don’t recall whether you made an investment in Demandware?
<A — Mark Layton>: We did not.
<Q — Alex Silverman>: You did not? Okay.
<A — Mark Layton>: No. We’ve got a very close relationship with them, but no financial talk.
<Q — Alex Silverman>: Okay. I know they’re looking to go public as well. So, great, guys. Thanks so much. Good luck.
<A — Mark Layton>: Thanks, Alex.
Operator: Your next question comes from Marco Rodriguez of Stonegate Securities.
<Q — Marco Rodriguez>: Good morning, guys. Thanks for taking my questions.
<A — Mark Layton>: Hi, Marco.
<Q — Marco Rodriguez>: Both Mark, you and Mike talked a little bit about Europe and the expansion there in terms of opportunities. Can you provide a little color there? Did you guys take any additional steps to create that?
<A — Michael Willoughby>: To create the opportunity?
<Q — Marco Rodriguez>: Correct.
<A — Michael Willoughby>: Well, I think that what we’re seeing is a natural reaction to the End2End announcement that we made several years ago here, and since the technology work that we’ve done is on a global platform that worked really sort of automatically becomes available to client prospects that are there. The marketing of that, the aggressive marketing of that capability somewhat lagged the introduction of that here in the U.S. So, you might think of it as being maybe a year behind and sort of rolling out that capability, and I guess we’re starting to see the results of that now, that’s part of it. Part of the opportunity delay is due to the global recession that kind of happened right in the middle of announcing that End2End strategy and starting to deploy it. So, now we’re starting to see some interest come back into our pipeline there, it’s just natural pent-up demand, it’s coming out of the global recession.
So, those two things combined probably point to some of the increase activity. One of the — I think clear advantages we have is that the work that we’re doing and the investments that we’re making here to this North American solution are directly leverageable in Europe because it’s on the same platform and the same would be true moving into Asia Pacific as well.
<A — Mark Layton>: The other thing, we opened in Europe in 1998, I think. At the time, I think we thought the European market might be 18 to 24 months behind the U.S. in terms of Internet adoption rates and what we’ve learned is it’s been years behind that. I think you’re finally beginning to see some momentum in the European marketplace in terms of the adoption of the eCommerce activity, it’s been much, much slower than anybody predicted. So, I think that’s also a groundswell factor in addition to Mike’s comments.
<Q — Marco Rodriguez>: Okay, that’s helpful. And I was wondering if you could address competition here? Obviously you guys are very comfortable with your position and your differentiation versus your major competitor. But they’ve been talking more about I guess revamping their offering to make it more modular. So, it might be more akin to your particular offering. Can you discuss how you look at that and how you’re thinking about that?
<A — Mark Layton>: Well, it’s interesting to watch. I think in the direct-to-consumer industry the first statement I would make is that the last five years have really seen two companies emerge with an ability to be able to provide the kinds of services that we do to major brands. And almost every competition that we end up in, it’s us and our major competitor that are — at the end here in terms of competing on the deal and as you stated, we’re very comfortable with our competitive position within the sphere of or the spectrum of what we provide today with our competitive capabilities that are there.
We have seen a very significant action on behalf of GSI to expand their capabilities. They have made a number of acquisitions and used the greater financial capabilities that they have to make these acquisitions over the last three or four years. And as a result, their publicly stated strategy now is that they I think are focused on an even smaller number of clients in the market who are mega size if you will and have determined that because there may only be hundreds if you will of potential clients that they can do business with that their strategy would be to sell more services broader spectrum to that market place that’s there.
From our perspective, I understand how you can draw that conclusion. They certainly are focused on very large contracts, very long terms and what we see is that, that has moved them into a smaller segment of the market in terms of the population of people that they can pitch that type of arrangement too. I think it’s put us in a stronger competitive position, almost created a big of a vacuum if you will, for us to be able to move into and stand alone in the sense that we’re willing to discuss what we deem to be more reasonable terms in terms of the length of contracts.
We’re more focused on size of businesses that and the kind of flexibility that we can offer with that and the customization that they can gain from us. So, I think has strengthened our competitive position if you will in all but maybe the very largest potential clients out there. Now, that doesn’t mean that, again I’m very comfortable with our competitive position in terms of competing and what we do with those clients, but we certainly today are not offering e-mail marketing capabilities ourselves or affiliate capabilities. Now, one other point I’ll add to that quickly Marco is this. Our competitors chosen to go and buy all the players. That presents them with the challenge of continuing to have to make significant investments in each of those players to remain, if you will best of class in each of those areas that are there. That’s an expensive capital intensive endeavor to continue to do that.
And you can see that by the amount of money that they’ve invested in their technology infrastructure over the last 10 years. We in the mid 90s made a strategic decision to diverge to a path of aligning ourselves with the best of industry or best of class players with that. And the Demandware a perfect example of that. And, but we are nonexclusive. So, we will continue to — if a client has a choice to work with a different front end software provider, for example, WebSphere, then we are qualified and capable to integrate with that particular platform as well. So, not only does it allow our client to make choices in terms of what platform that they use, but also allows us to reduce the capital expenditure that we need to make to stay best of class in terms of our offering and if a new guy comes along, which will always happen, we can go and create that relationship with the new guy. And we’re immediately on board with those types of capabilities.
So, we think it provides us an ability to remain more fleet of foot as we look for the next five or 10 years down the road. And frankly, just provides us a greater EBIT contribution in terms of the things that we do, going forward. So it’s two different models, two different ways of going about it out there, but again, we feel very comfortable with the competitive offering that we have in each of those particular areas.
<Q — Marco Rodriguez>: Okay. And then I was wondering if you could talk a little bit about the gross margins in the Service Fee business. Looking at it quarter-over-quarter — rather a year-over-year, is a pretty significant uptick in the margin. Can you talk a little bit about the drivers behind that and how you see that kind of moving in the second half of the year?
<A — Thomas Madden>: Okay. This is Tom. We’ve continued to communicate that our gross margin range for our Services business is in that 25% to 30% range, which this last quarter it was right around 27%, if you round the numbers, as compared to 24% or so last year’s second quarter. One of the things that impacted us negatively last quarter — or last year’s second quarter was the fact that we did have this decline in Service Fee business activity. And as we try to allocate as much of our cost as possible to our Service Fee clients, as opposed to those costs ending up in SG&A, we ended up having certain fixed costs that we weren’t able to adjust, when the revenue went down that we’re now getting the benefit of the economies to scale with a larger revenue base to be able to cover those costs with the growth that we’ve had over this past year. So, as we look forward, I believe that the 25 to 30% range is an appropriate mix. Things will change as we are able to take on the project activity or other things that come in, but our stated goal there is to stay relatively unchanged over the last several years.
<Q — Marco Rodriguez>: And then lastly, you guys talked a little bit about eCOST and how there’s very little wiggle room there for unforeseen events and obviously you guys have no control over. And you made some changes here in the quarter that are hopefully going to see improved results here in Q3, Q4. I’m wondering if we assume that these changes don’t realize the returns you’re looking for, has there been any discussion or is there anything that we can look for to where perhaps that division is either spun out or sold or anything of that nature?
<A — Mark Layton>: Well, I don’t want to get in to details in terms of exactly what we do. I would say that, we have had some discussions around planning of what would be next if things didn’t work. All I can say is that we’re committed to an improving financial trend from that business. As I said in my prepared comments, we’re learning a lot from it. It’s out in the frontier land of eCommerce in terms of pioneering things that are going on out there and everyday we learn something from the activities in that business that become applicable to all of our clients from the services side.

The question is how much is that worth and the answer I would provide is, we have to show a continuing improvement in the financial trend of that business, like we have been for a number of quarters in a row right up through the first quarter of this year. If we can’t get that on track and I’d say this for any business we run and anything we do, if we can’t show an improving financial trend and promise, then you got to consider all the alternatives that are out there. So, nothing specific but at this point we’ve got guarded optimism that the changes that we’ve made are going to result with some improvements for us.
<Q — Marco Rodriguez>: Okay. So, like how many quarters or what sort of a timeframe would you — if you don’t see the improved results you may take action?
<A — Mark Layton>: Well, we will continue to take actions. We’re not going to stand still with the things in there. So I think, that’s a daily evaluation process and that you have to go through with that. So there’s no stagnation, there’s no set date or something that we’ve laid out on that, other than we want to see an improving financial trend. And I’m not — I’m less concerned about the slope of the trend then — just knowing that the things are headed in the right direction. And, so again, if we don’t see those kind of improvements in the trend and as we would in any of our business units we’ll evaluate all the alternatives that we have to either improve the trend or do something different with the business.
<Q — Marco Rodriguez>: Okay. Great. Thanks a lot, guys.
<A — Thomas Madden>: Thank you.
Operator: And our final question comes from George Walsh of Gilford Securities.
<Q — George Walsh>: Good morning.
<A — Thomas Madden>: Hi, George.
<Q — George Walsh>: Just a question regarding in the breakdown of the business — different business segments with the SG&A for the PFSweb, the SG&A is running at about that $7 million level. As you ramp up with more revenues there and the new clients, do you see that changing much? Or is that something that — is that year-over-year that stays fairly constant?
<A — Thomas Madden>: Right. This is Tom. Our objective here in the Services business is to add our new clients with a 25 to 30% incremental gross margin contribution from them and maintain our SG&A costs as much as possible at current levels. But we will need to have some investments. There are certain variable components to our SG&A cost infrastructure, as well as we’ll need to make some investments in resources in order to support that growth. But the objective here would be to have that SG&A growth be significantly less than the top-line growth in that business.
<Q — George Walsh>: Okay. And is it a matter of — is there a — because of the loss of the government contract and there’s certain excess capacity, so to speak in the SG&A that you can use up to a point? Is there a revenue point that the SG&A kicks in, is there any kind of quantification you can give us?
<A — Thomas Madden>: We can’t. There’s nothing specific out there. Obviously, we do have some capacity in some of our facilities today...
<A — Mark Layton>: Although we’ve absorbed most of the loss from last year has been utilized, we’ve shed some space in terms of leases have expired and those kinds of things. So, we’re not operating, carrying a large burden of excess capacity right now where we would have had more of that last year. And more of our contracts are designed today to where our clients are tied to the space and so, we don’t have too much of that in that aspect of things from there.

<Q — George Walsh>: Okay. So as you ramp up, so there will be some added cost if you need the space and that kind of thing?
<A — Mark Layton>: Yeah. And these are, I’m just going to throw this out to give you as an illustrative example, not quantitatively correct. But if revenue on the Services business grew 20%, then I might expect SG&A to grow 3 to 5% in that area. And again, that’s just an illustrative example and not necessarily of what it was going to be, but you ask for something on that basis in there. And I think that’s kind of where we’re at — that you have some general HR and other overhead-type stuff that you have to add, training Tom mentioned and expenses that, they’re not necessarily allocated to a client that come along with some of the revenue growth that you have.
<Q — George Walsh>: Okay. And, Mark, you talked about the ramp up with P&G, kind of a crawl, walk, run. Is there a — just to review the income stream for you, is there a fee basis that carries you along a bit besides just being — running the site and carrying the inventory?
<A — Mark Layton>: Yes. There is and again, most of these eStore retail type arrangements have both components to them. They have a services component, where we are providing specific services that are outside the scope of being a retailer if you will. And then we cover traditional retail costs by way of the gross margin of that buy/sell arrangement. So, in the Procter and Gamble example, if we have a nice significant Service Fee arrangement for building the sites and other marketing activities that we’re providing for them and frankly, it’s a large company that’s full of opportunities and we have a number of other things within the Procter & Gamble Company that we’re doing for them in addition to the P&G eStore. So, they are a significant Service Fee client for us. And we would expect that the P&G eStore product revenue will become significant over the next few years as that ramps up.
<Q — George Walsh>: Okay. But even through this process it’s cash flow positive for you and it’s not a negative?
<A — Mark Layton>: That is correct.
<Q — George Walsh>: Also just on the capital side, Tom, has the addition of capital had any impact — I guess this is a marketing site also — in terms of as you’re speaking to clients in the pipeline and any other maybe negotiations you’re doing it with them, in terms of monies you have to invest versus things that they have to do?
<A — Thomas Madden>: So, I’ll answer the question from a marketing and sales perspective, George. In that the capital infusion that we had this quarter has had a benefit in our sales and marketing activities, such that I think prospective clients are comfortable that we have cash reserves and the wherewithal to be in this for the long term, which is very beneficial to not having otherwise negative kind of conversations that you didn’t have to step into a much of detail to give them that same comfort level. So, I appreciate that. We are not having any uncomfortable conversations at this point about wherewithal, that’s a big benefit.
<Q — George Walsh>: Okay. And a question regarding the e-mails. It’s an interesting point you brought up, Mark, regarding that all the recipients have opted in. And I would think that would be a very, as you mentioned, extremely large issue where there’s almost a — I don’t know if it’s a first amendment issue, whatever you want to call it, but there’s an interference here of communicating with opt-in clients.
<A — Mark Layton>: I completely agree with you. That’s unfortunate that you’ve got two guys, there are two companies that basically control the industry and these, their activities related to e-mail, and search, and paid search algorithms, and the order at which things appear on search lists are there, they view as their intellectual property and that’s a big black box, and they don’t give you very much information about it, and it’s a trial and error method not only for us that are legitimate senders, but also for spammers, and so it’s a tough, it’s a tough route, they’re not particularly responsive when you call them, and so I think this is early days of what will become a big issue over the next few years.
<Q — George Walsh>: And is this affecting — as you talk about eCOST and as it affects the services side of the business, is this an issue that is affecting your service clients and operations there? Or what you’re doing for them?
<A — Mike Willoughby>: So, I think this is illustrative of one of the benefits that eCOST brings to the Service side is we are able to get out ahead of this a little bit and actually go proactively to our clients and talk about this phenomenon. One thing that most of our clients do have as an advantage is that they are well-known brands and they’ve got other marketing avenues that they’re currently very active in such as offline advertising, things like that. So they may not see the initial hit that eCOST took being primarily an e-mail marketing, but it still has an impact. And so we’ve been able to go to our clients and say — what things could we do to help you mitigate this while we’re working through the issue with these ISPs? And I think that puts us in a great position to be proactively helpful to our clients and not have them see a quarter hit before they respond to the issue.
<A — Mark Layton>: The challenge for the eCOST business is that we have a true daily message much like a newspaper has. We acquire deals and they’re available today, they’re in limited quantity, limited time deals and we want to make that announcement to our customer base because I don’t know if you’re looking for a toaster or a TV, an mp3 player, an iPod, an iPhone, a computer, and so, we make the announcements of the deals that we’ve had on a daily basis.
Many of our brand clients as Mike was talking about, because they have other off line activity that they’re doing out there don’t have the same frequency schedule in terms of sending e-mail. One of the things that we’ve, that’s been recently introduced has to do with this relevancy scores of e-mails. And the denominator obviously, is the number of e-mails sent and the numerator in that equation of e-mails opened.
Well, you can immediately affect your relevancy score by sending less e-mail and which could be fine for someone that’s got other active marketing channels or an inventory message that isn’t moving as rapidly as the eCOST inventory messages and that’s allowed their relevancy score to stay above the gateway if you will that’s determining whether you should be delivered or not delivered. That’s really the message that we’re trying to carry to these guys is wait a minute the nature of our business is a daily e-mail that says here’s what’s available.
And the fact that the guy doesn’t look at it today because he’s not in the market for a technology product isn’t relevant, because I don’t know whether a week from Tuesday you’re going to be looking for a toaster and when my e-mail arrives it’s there. And so if it gets filtered away, the message doesn’t happen, the impulse doesn’t happen and it’s basically destroyed the market place. The response you get from the ISP’s after that is really well there are other paid search avenues available to use to get that message across, which was my comment about the fact that what you see is the major ISP’s are controlling the majority of the e-mail addresses that are out there, probably particularly consumer e-mail addresses.
And whether they intended it or not, the result of this action is to force more activity down the paid channel versus the free or low cost e-mail marketing channel which does poorly from a financial standpoint.
<Q — George Walsh>: Okay. And speaking of which, I see the cost to acquire a new customer did go up year over year. I think that’s the first time in a little while that that’s happened. Is that directly the result of what happened this quarter?
<A — Mark Layton>: Yes, and then the fact that we’re having to use other channels that we’re paying. It’s got to go up because I’ve got in invest more money in off line advertising than what I was doing before. It’s more expensive, and I don’t have the viral impact that’s helping me acquire new customers that I have so my new customer number was down this quarter as well in that particular segment of our business. So if you take all of those things into factor and it drives a higher cost to acquire and that’s what’s going to happen here, is we’ve been, we’ve reduced to acquire the eCOST businesses, we bought the business in 2006 from probably the high 20’s, $30.00 to acquire a customer now but where we were running around five bucks you’re probably going to see that number move back up again as we look for other channels out there to be able to acquire clients. And it comes back to the pressure that it puts on the business in terms of the gross margin characteristics, that this has added. We just don’t have a lot of margin for error. If you have a 40 point gross margin, it makes different financial characteristics in terms of what you can afford to pay to acquire a customer.
<Q — George Walsh>: Well, do you think they could come up — is there a possibility there’d be like an e-mail marketing fee or something that’s some kind of scheme they’d come up with regard to that?
<A — Mark Layton>: Well, I think right now they’ll stand behind the thing that says well this is junk mail and our people didn’t want it because they weren’t reading it.
<Q — George Walsh>: Right, okay. And just on the other side with the impact of that. How is this affecting your acquisition of inventory or things that you’re looking for since you have a — there’s an impediment fear to kind of slow you of getting going there?
<A — Mark Layton>: Right. And we’ve had to slow down inventory purchases. There’s no doubt about that aspect. We’ve had to be more selective on the deals that we buy and some of those that may have been second-tier hot, if you will, deals. We’re not acquiring or we’re not buying there as many units in deal that we would have before.
<Q — George Walsh>: Okay. And you obviously I guess try to also look for some higher-margin type things?
<A — Mark Layton>: Yeah. And again, this is where the eStore segment comes into play in here, because as we look at Services clients that want to utilize this model, as I was talking earlier, the gross margin range would typically are targeting and that are in the 15 to 25% range. So, if we can add $50 million worth of 20 point business to the eCOST area, that’s over there what allow us to create economies of scale and gross profit dollars that uses the overhead of the eCOST business model that we have. Because it’s been — basically we’re using the eCOST business model and the people that work within it, to do the eStore function that’s there.
So, if we add $50 million hypothetically of 20 point business that’s in there, that obviously completely changes the whole eCOST dynamic and I think it moves it away from its core business, but it’s still a profitable business operation for us from there. So, that’s part of the complication in terms of evaluating where we go with the business with this thing, this is it, we kind of ingrained it into our service offering from here, so the question becomes whether it’s a trough in terms of the financial results and I’m back to that financial trend that I’ve got to see improving here or do we have to find a different way to continue to do what we’re doing on the services side with this piece that’s there and unravel the eCOST products out of the thing because the margin characteristics don’t work. So it’s kind of a — it’s a complicated analysis and something that we just have to continue to look at.
<Q — George Walsh>: Okay. All right. Thanks a lot.
<A — Mark Layton>: Sure, George.
Operator: And at this time, I am showing no further questions.

Mark C. Layton, Chairman, Senior Partner and Chief Executive Officer
Okay. Thanks, everybody. Have a great day.
Operator: And ladies and gentlemen, that concludes the PFSweb Second Quarter 2010 Earnings Conference Call. We appreciate your time. You may now disconnect.